            WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP

                               SEPTEMBER 30, 1996

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended September 30, 1996:

          Net Income                                            $   1,792,000
           Less: Cash to reserves                                  (1,186,000)
                                                                -------------
           Cash Available for Distribution                      $     606,000
                                                                =============
           Distributions allocated to General Partners          $       6,000
                                                                =============
           Distributions allocated to Limited Partners          $     600,000
                                                                =============

     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 1996:

    Entity Receiving                Form of
      Compensation               Compensation                            Amount
   ------------------    -------------------------------------------    --------
   W.P. Management
   Co., Inc.             Property Management Fees                       $ 26,000

   General Partners      Interest in Cash Available for Distribution    $  6,000

   WFC Realty Co., Inc.
   (Initial Limited
   Partner)              Interest in Cash Available for Distribution    $    120


                                    12 of 12